Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2021 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--January 25, 2021--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the third fiscal quarter ended December 26, 2020.

For the quarter ended December 26, 2020:

  Net sales increased 6.5% to $302.3 million.
  Same store sales increased 4.6%, comprised of an increase in retail store same store sales of 1.9% and an increase in e-commerce sales of 16.3%.
  Net income was $29.6 million, or $1.00 per diluted share, compared to net income of $24.8 million, or $0.85 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share benefit due to income tax accounting for share-based compensation compared to a $0.04 per share benefit in the prior-year period. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $0.99, compared to $0.81 in the prior-year period.
  Cash and cash equivalents were $76.3 million.

Jim Conroy, Chief Executive Officer, commented, “Our strong third quarter results against a difficult economic backdrop demonstrate the power of our business model. The work we’ve done over the last several years successfully executing our key strategic initiatives has provided the foundation to navigate the ongoing headwinds from COVID-19 and deliver mid-single digit same store sales growth and a 150-basis point improvement in operating margin. We are encouraged that same store sales have accelerated in the fourth quarter with continued strength in margin. While the near term is likely to remain volatile, we believe our merchandising strategies, omni-channel capabilities and organizational expertise, combined with the adjustments we’ve made to our operating model during the pandemic, have us well positioned to build on our recent accomplishments and head into fiscal 2022 with good momentum.”

Operating Results for the Third Quarter Ended December 26, 2020

  Net sales increased 6.5% to $302.3 million from $284.0 million in the prior-year period. Consolidated same store sales increased 4.6% with retail store same store sales up 1.9% and e-commerce same store sales up 16.3%. The increase in net sales was the result of an increase of 4.6% in same store sales and the sales contribution from new and acquired stores over the past twelve months.
  Gross profit was $106.8 million, or 35.3% of net sales, compared to $97.0 million, or 34.2% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 120 basis points was driven by a 150-basis point increase in merchandise margin, partially offset by 30 basis points of deleverage in buying and occupancy costs. Merchandise margin increased 150 basis points primarily as a result of better full-price selling and reduced promotions.

  Selling, general and administrative expenses were $65.2 million, or 21.6% of net sales, compared to $62.1 million, or 21.9% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of net sales decreased by 30 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased 19.0% to $41.6 million, or 13.8% of net sales, compared to $35.0 million, or 12.3% of net sales, in the prior-year period. This increase represents approximately 150 basis points of improvement in operating profit margin.
  Net income was $29.6 million, or $1.00 per diluted share, compared to net income of $24.8 million, or $0.85 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share benefit due to income tax accounting for share-based compensation compared to a $0.04 per share benefit in the prior-year period. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $0.99, compared to $0.81 in the prior-year period.

Operating Results for the Nine Months Ended December 26, 2020

  Net sales decreased 3.4% to $634.6 million from $656.9 million in the prior-year period. Consolidated same store sales decreased 3.2% with retail store same store sales down 8.9% and e-commerce same store sales up 24.9%. The decrease in retail store sales was primarily due to decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Gross profit was $202.5 million, or 31.9% of net sales, compared to $218.5 million, or 33.3% of net sales, in the prior-year period. Gross profit decreased primarily due to decreased sales resulting from the COVID-19 crisis. The decrease in gross profit rate was driven by 140 basis points of deleverage in buying and occupancy costs primarily as a result of lower sales.
  Selling, general and administrative expenses were $149.0 million, or 23.5% of net sales, compared to $154.6 million, or 23.5% of net sales, in the prior-year period. The decrease in selling, general and administrative expenses was primarily a result of reduced marketing expenses and lower payroll.
  Income from operations decreased 16.4% to $53.5 million, or 8.4% of net sales, compared to $64.0 million, or 9.7% of net sales, in the prior-year period. The decline in income from operations is primarily a result of the negative impact on sales and gross margin from decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Net income was $34.8 million, or $1.19 per diluted share, compared to net income of $42.2 million, or $1.45 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.01 per share benefit due to income tax accounting for share-based compensation compared to a $0.07 per share benefit in the prior-year period. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $1.18, compared to $1.38 in the prior-year period.

Current Business

The following table includes same store sales, net sales and e-commerce as a percentage of net sales for the periods indicated below:

	Four Weeks Fiscal October	Four Weeks Fiscal November	Five Weeks Fiscal December	Thirteen Weeks Ended December 26, 2020	Preliminary Four Weeks Fiscal January
Retail Stores SSS	0%	1%	3%	2%	20%
E-commerce SSS	12%	20%	16%	16%	7%
Total SSS	2%	4%	6%	5%	17%

Net Sales Increase	6%	8%	6%	6%	21%
E-commerce as % of Net Sales	16%	18%	23%	20%	16%

Fiscal Year 2021 Outlook

Due to the ongoing uncertainty created by COVID-19, the Company is not providing fourth quarter and fiscal year 2021 guidance at this time.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2021 is scheduled for today, January 25, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 25, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13715296. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 265 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	December 26,	March 28,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$76,342	$69,563
Accounts receivable, net	13,876	12,087
Inventories	246,008	288,717
Prepaid expenses and other current assets	15,008	14,284
Total current assets	351,234	384,651
Property and equipment, net	109,793	109,603
Right-of-use assets, net	170,311	170,243
Goodwill	197,502	197,502
Intangible assets, net	60,907	60,974
Other assets	2,425	1,738
Total assets	$892,172	$924,711
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$129,900
Accounts payable	103,095	95,334
Accrued expenses and other current liabilities	94,831	52,612
Short-term lease liabilities	36,796	34,779
Total current liabilities	234,722	312,625
Deferred taxes	18,651	19,801
Long-term portion of notes payable, net	109,591	109,022
Long-term lease liabilities	165,176	160,935
Other liabilities	1,424	635
Total liabilities	529,564	603,018

Stockholders’ equity:
Common stock, $0.0001 par value; December 26, 2020 - 100,000 shares authorized, 29,044 shares issued; March 28, 2020 - 100,000 shares authorized, 28,880 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	175,865	169,249
Retained earnings	188,475	153,641
Less: Common stock held in treasury, at cost, 93 and 71 shares at December 26, 2020 and March 28, 2020, respectively	(1,735)	(1,200)
Total stockholders’ equity	362,608	321,693
Total liabilities and stockholders’ equity	$892,172	$924,711

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 26,	December 28,	December 26,	December 28,
	2020	2019	2020	2019
Net sales	$302,338	$283,997	$634,619	$656,947
Cost of goods sold	195,529	186,961	432,119	438,417
Gross profit	106,809	97,036	202,500	218,530
Selling, general and administrative expenses	65,183	62,059	149,034	154,558
Income from operations	41,626	34,977	53,466	63,972
Interest expense, net	2,303	3,155	7,327	10,369
Other income, net	152	37	294	51
Income before income taxes	39,475	31,859	46,433	53,654
Income tax expense	9,909	7,040	11,599	11,434
Net income	$29,566	$24,819	$34,834	$42,220

Earnings per share:
Basic shares	$1.02	$0.87	$1.21	$1.48
Diluted shares	$1.00	$0.85	$1.19	$1.45
Weighted average shares outstanding:
Basic shares	28,912	28,665	28,866	28,516
Diluted shares	29,581	29,367	29,275	29,188

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Thirty-Nine Weeks Ended
	December 26,	December 28,
	2020	2019
Cash flows from operating activities
Net income	$34,834	$42,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,919	15,384
Stock-based compensation	5,011	3,326
Amortization of intangible assets	67	127
Amortization of right-of-use assets	25,342	22,899
Amortization of debt issuance fees and debt discount	663	725
Loss on disposal of property and equipment	23	389
Loss/(gain) on adjustment of right-of-use assets and lease liabilities	295	(186)
Store impairment charge	384	—
Deferred taxes	(1,150)	(736)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	4,242	290
Inventories	42,709	(32,257)
Prepaid expenses and other current assets	(818)	(1,885)
Other assets	(687)	(559)
Accounts payable	9,753	17,063
Accrued expenses and other current liabilities	42,219	31,929
Other liabilities	789	396
Operating leases	(24,991)	(22,324)
Net cash provided by operating activities	$156,604	$76,801
Cash flows from investing activities
Purchases of property and equipment	$(20,508)	$(27,550)
Acquisition of business, net of cash acquired	—	(3,688)
Insurance recoveries for property and equipment	—	717
Net cash used in investing activities	$(20,508)	$(30,521)
Cash flows from financing activities
(Payments)/Borrowings on line of credit - net	$(129,900)	$45,000
Repayments on debt and finance lease obligations	(487)	(65,456)
Debt issuance fees paid	—	(1,221)
Tax withholding payments for net share settlement	(535)	(483)
Proceeds from the exercise of stock options	1,605	4,712
Net cash used in financing activities	$(129,317)	$(17,448)

Net increase in cash and cash equivalents	6,779	28,832
Cash and cash equivalents, beginning of period	69,563	16,614
Cash and cash equivalents, end of period	$76,342	$45,446

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$3,684	$8,139
Cash paid for interest	$6,731	$9,472
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$3,703	$2,659

Boot Barn Holdings, Inc. Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,	March 30,
	2020	2020	2020	2020	2019	2019	2019	2019
Store Count (BOP)	265	264	259	251	248	240	240	234
Opened/Acquired	1	1	5	8	3	8	1	6
Closed	—	—	—	—	—	—	(1)	—
Store Count (EOP)	266	265	264	259	251	248	240	240
Boot Barn Holdings, Inc. Selected Store Data

	Thirteen Weeks Ended
	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,	March 30,
	2020	2020	2020	2020	2019	2019	2019	2019
Selected Store Data:
Same Store Sales growth/(decline)	4.6%	(5.1)%	(14.9)%	(4.7)%	6.7%	7.8%	9.4%	8.7%
Stores operating at end of period	266	265	264	259	251	248	240	240
Total retail store square footage, end of period (in thousands)	2,787	2,779	2,770	2,722	2,639	2,616	2,537	2,539
Average store square footage, end of period	10,477	10,486	10,491	10,508	10,514	10,549	10,570	10,580
Average net sales per store (in thousands)	$563	$565	$410	$590	$903	$635	$660	$666

Debt Covenant EBITDA Reconciliation (Unaudited)

	Thirteen Weeks Ended
	December 26, 2020	September 26, 2020	June 27, 2020	March 28, 2020	December 28, 2019
Boot Barn's Net Income/(Loss)	$29,566	$5,758	$(490)	$5,729	$24,819
Income tax expense/(benefit)	9,909	1,979	(289)	930	7,040
Interest expense, net	2,303	2,383	2,641	2,941	3,155
Depreciation and intangible asset amortization	5,994	6,282	5,710	5,872	5,682
Boot Barn's EBITDA	$47,772	$16,402	$7,572	$15,472	$40,696

Non-cash stock-based compensation (a)	$1,482	$1,705	$1,824	$1,582	$1,181
Non-cash accrual for future award redemptions (b)	697	372	(302)	(447)	575
(Gain)/loss on disposal of assets (c)	(19)	46	(4)	28	377
Loss on adjustment of right-of-use assets and lease liabilities (d)	-	295	-	-	7
Store impairment charge (e)	-	384	-	191	-
Boot Barn's Adjusted EBITDA	$49,932	$19,204	$9,090	$16,826	$42,836

Additional adjustments (f)	165	1,115	1,590	2,269	1,404
Consolidated EBITDA per Loan Agreements	$50,097	$20,319	$10,680	$19,095	$44,240

(a) Represents non-cash compensation expenses related to stock options, restricted stock units and performance share units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents (gain)/loss on disposal of assets.
(d) Represents loss on adjustment of right-of-use assets and lease liabilities.
(e) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

Contacts

Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Senior Vice President, Finance & Investor Relations
BootBarnIRMedia@bootbarn.com